Exhibit 21.1

Subsidiaries of Hydril Company
Percentage of Voting Securities Owned by Hydril Company

Hydril General LLC (Delaware)	100%
Hydril Company LP (Delaware)	1%

Hydril Limited LLC LP (Delaware)	100%
Hydril Company LP LP (Delaware)	99%

Hydril Acquisition Sub, Inc. LP (Delaware)	100%
3084408 Nova Scotia Company	100%
RF Ironworks Limited Partnership	(1)99%
Hydril Canadian Company Limited Partnership	(4)99.9%
3078778 Nova Scotia Company	100%
3083489 Nova Scotia Company	100%

Hydril S.A. (Switzerland)	(2)53%

Hydril U.K. Ltd. (England, U.K.)	100%
Rototec Ltd. (Scotland, U.K.)	100%

Hydril Private Ltd. (Republic of Singapore)	100%
Technical Drilling & Production Services Nigeria, Ltd. (Nigeria)	60%
P.T. Hydril Indonesia	(3)99%

Hydril S.A. de C.V. (Mexico)	100%

Bettis de Mexico S.A. de C.V. (Mexico)	100%

SubSea MudLift Drilling Company, LLC (Delaware)	100%

(1)	3078778 Nova Scotia Company owns the remaining 1% equity interest in RF Ironworks Limited Partnership.

(2)	Hydril Private Ltd. owns the remaining 47% equity interest in Hydril S.A.

(3)	Hydril Company owns the remaining 1%.

(4)	3083489 Nova Scotia Company owns the remaining 0.1% equity interest in Hydril Canadian Company Limited Partnership.